Exhibit 10.1
2005 Long Term Incentive Plan (LTIP)
1.1 Grant of Restricted Stock . Subject to the terms and provisions of the Newell Rubbermaid Inc. 2003 Stock Plan (the “Plan”) , a copy of which is attached hereto and the terms of which are hereby incorporated by reference, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to eligible employees in such amounts, as the Board shall determine. A maximum of 250,000 shares of Restricted Stock may be granted to any eligible employee in any one calendar year, in each case subject to adjustment as provided in the Plan.
1.2 Guidelines . Each award shall be made based on a target of 100% of a person’s base salary. The following criteria will be used to determine the actual level:
•	Total Shareholder Return (50%)
•	Free Cash Flow (50%)
The total point value will be used as follows:
•	Total Shareholder Return will be calculated based on the following formula:
(Change in Stock Price) + (Dividend)
(Beginning Stock Price)

o	Top 4 of comparator group	=	100% of target
o	5 – 8 of comparator group	=	75% of target
o	9 – 12 of comparator group	=	50% of target
o	13 – 16 of comparator group	=	25% of target
o	Bottom 4 of comparator group	=	0%
NOTE:     Target is 50% of the total award payout for Shareholder return
•	The Free Cash Flow award will be calculated based on the following schedule:

o	> 110% of FCF target	=	100% of target
o	100 – 110% of FCF target	=	75% of target
o	90 – 100% of FCF target	=	50% of target
o	80 – 90% of FCF target	=	25% of target
o	< 80% of FCF target	=	0%
NOTE:     Target is 50% of the total award payout for Free Cash Flow
The list of eligible employees is determined prior to the beginning of the fiscal year. For 2005, the attached list of executives will be the only executives eligible to participate in the Plan.
1.3 Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period of Restriction at a 3 year cliff, the number of Shares Restricted Stock granted, and such other provisions as the Committee shall determine.

Exhibit 10.1
1.4 Transferability. Except as provided in this Article, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to an eligible employee under the Plan shall be available during his or her lifetime only to such eligible employee.
1.5 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, continued employment with Newell Rubbermaid, restrictions based upon the achievement of specific company-wide performance goals, time-based restrictions on vesting following the attainment of performance goals, and/or restrictions under applicable federal or state securities laws. The Committee will establish performance targets annually in accordance with the standards set forth in this Plan.
          Newell Rubbermaid may retain the certificates representing Shares of Restricted Stock in its possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.
          Except as otherwise provided in this Article or pursuant to the Newell Rubbermaid Inc. 2003 Stock Plan (the “Plan”), Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the eligible employee after the last day of the applicable Period of Restriction.
1.6 Voting Rights. Eligible employees holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.
1.7 Dividends and Other Distributions . During the Period of Restriction, eligible employees holding Shares of Restricted Stock granted hereunder may be credited with regular cash dividends paid with respect to the underlying Shares while they are so held. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Shares granted to an eligible employee is designated to comply with requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Shares, such that the dividends and/or the Restricted Shares maintain eligibility for the Performance-Based Exception.
1.8 Termination of Employment/Directorship. Each Restricted Stock Award Agreement shall set forth the extent to which the eligible employee shall have the right to receive unvested Restricted Stock following termination of the eligible employee’s employment or directorship with Newell Rubbermaid. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each eligible employee, need not be uniform among all Shares of Restricted Stock issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination; provided, however that, except in the cases of terminations connected with a Change in Control and terminations by reason or death or Total Disability, and certain terminations without Cause, the vesting of shares of Restricted Stock which qualify for the Performance-Based Exception and which are held by eligible employees shall occur at the time they otherwise would have, but for the termination.